Exhibit 99.1

Mentor Graphics Reports Fiscal Third Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--November 19, 2010--Mentor Graphics Corporation (NASDAQ: MENT) today announced results for the fiscal third quarter ending October 31, 2010. For the fiscal third quarter, the company reported revenues of $238.9 million, non-GAAP earnings per share of $.22, and GAAP earnings per share of $.14.

“The strength of our third quarter was broad-based with bookings up 60% over the year ago quarter,” said Walden C. Rhines, CEO and chairman of Mentor Graphics. “Our strategy of focusing on areas of differentiation rewarded us this quarter with strong growth in emulation, printed circuit board design software, design for test, physical verification and a number of our newer system-oriented products like automotive networking. Our diversification also helped drive the business with over 30% of new customers coming from non-traditional segments. We remain confident that our strategy will continue to drive earnings growth for the company.”

During the quarter, the company launched new analysis capability in the FloTHERM® thermal analysis tool, which allows designers to easily find and correct bottlenecks in heat flow in a design. The company’s embedded software division released Mentor Embedded ReadyStart™ Platform, a new easy-to-use platform for rapid development of embedded systems, and a version of the Inflexion Platform™ graphical user interface for the Android™ platform. Additionally, the embedded market analyst firm VisionMobile reported that Mentor’s Nucleus® real-time operating system is the market leader in handsets with over 2.3 billion copies shipped.

“The third quarter was a record on revenue, bookings and product book-to-bill,” said Gregory K. Hinckley, president of Mentor Graphics. “Despite some headwinds from currency and product mix, we are confident that this momentum will continue into the fourth quarter. As a result, we are raising guidance.”

Outlook

For the fiscal fourth quarter, the company expects revenue of about $293 million, non-GAAP earnings per share of approximately $.46, and GAAP earnings per share of about $.40. For the full fiscal year 2011 ending January 31, 2011 the company sees revenue in the range of $900 million, non-GAAP earnings per share of about $.67, and GAAP earnings per share of approximately $.19.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics, semiconductor and systems companies. Established in 1981, the company reported revenues over the last 12 months of about $850 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, FloTHERM and Nucleus are registered trademarks and Inflexion Platform and ReadyStart are trademarks of Mentor Graphics Corp. All other company names are the trademarks of their respective owners.)

(Android is a trademark of Google Inc. Use of this trademark is subject to Google permissions.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (ii) product bundling or discounting of products and services by competitors; (iii) effects of foreign currency fluctuations on the company’s business; (iv) changes in accounting or reporting rules or interpretations; (v) the impact of tax audits, or changes in the tax laws, regulations or enforcement practices; (vi) effects of unanticipated shifts in product mix on gross margin; and (vii) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the company’s quarterly results of operations and liquidity, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Fiscal Year Definition

Mentor Graphics fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share, which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities, which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development acquired in an acquisition, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.
  Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.
  We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period. Management also believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense.
  Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount on convertible debt to be a direct cost of operations. We also believe this presentation is more useful to investors in comparing our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude such items.
  Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.
  Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline P.C.B. Solutions Limited Partnership (Frontline), represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.
  In connection with the Company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in a joint venture, Frontline P.C.B. Solutions Limited Partnership (“Frontline”). We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the nine months ended October 31, 2010 is (12)%, after the consideration of period specific items. Without period specific items of ($2.3) million, our GAAP tax rate is (24)%. Our full fiscal year 2011 GAAP tax rate, inclusive of period specific items, is projected to be 26%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

  Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.
  Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.
  Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
Revenues:
System and software	$148,101	$106,344	$346,042	$325,646
Service and support	90,836	82,852	261,406	239,946
Total revenues	238,937	189,196	607,448	565,592
Cost of revenues: (1)
System and software	11,218	2,966	20,409	17,366
Service and support	24,445	21,414	69,511	63,135
Amortization of purchased technology	3,299	3,089	10,428	8,965
Total cost of revenues	38,962	27,469	100,348	89,466
Gross margin	199,975	161,727	507,100	476,126
Operating expenses:
Research and development (2)	70,727	64,293	199,904	187,427
Marketing and selling (3)	82,603	73,093	230,889	221,124
General and administration (4)	23,396	22,820	69,118	68,042
Equity in earnings of Frontline (5)	(415)	-	(1,761)	-
Amortization of intangible assets (6)	1,445	2,796	5,742	8,554
Special charges (7)	1,578	5,993	8,052	15,890
Total operating expenses	179,334	168,995	511,944	501,037
Operating income (loss)	20,641	(7,268)	(4,844)	(24,911)
Other expense, net (8)	(206)	(1,004)	(1,361)	(1,262)
Interest expense (9)	(4,324)	(4,385)	(13,378)	(13,259)
Income (loss) before income tax	16,111	(12,657)	(19,583)	(39,432)
Income tax expense (10)	854	14,377	2,432	21,824
Net income (loss)	$15,257	$(27,034)	$(22,015)	$(61,256)
Net income (loss) per share:
Basic	$0.14	$(0.28)	$(0.21)	$(0.64)
Diluted	$0.14	$(0.28)	$(0.21)	$(0.64)
Weighted average number of shares outstanding:
Basic	109,364	97,854	106,942	95,636
Diluted	112,139	97,854	106,942	95,636

Refer to following table for a description of footnotes.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
(1) Cost of revenues:
Equity plan-related compensation	$221	$349	$671	$1,318
Amortization of purchased technology	3,299	3,089	10,428	8,965
	$3,520	$3,438	$11,099	$10,283

(2) Research and development:
Equity plan-related compensation	$1,798	$2,374	$6,007	$8,879

(3) Marketing and selling:
Equity plan-related compensation	$1,299	$1,856	$4,802	$6,784

(4) General and administration:
Equity plan-related compensation	$1,589	$1,130	$5,111	$3,995

(5) Equity in earnings of Frontline:
Amortization of purchased technology and other identified intangible assets	$1,242	$-	$3,105	$-

(6) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,445	$2,796	$5,742	$8,554

(7) Special charges:
Rebalance, restructuring, and other costs	$1,578	$5,993	$8,052	$15,890

(8) Other expense, net:
Equity in losses of unconsolidated entities and impairment of investments	$-	$170	$271	$851

(9) Interest expense:
Amortization of debt discount and bond premium, net	$753	$698	$2,226	$2,051
Premium (discount) and costs related to debt retirement	-	-	345	(354)
	$753	$698	$2,571	$1,697

(10) Income tax expense:
Non-GAAP income tax effects	$(4,133)	$13,391	$(2,188)	$18,849

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP net income (loss)	$15,257	$(27,034)	$(22,015)	$(61,256)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	221	349	671	1,318
Research and development	1,798	2,374	6,007	8,879
Marketing and selling	1,299	1,856	4,802	6,784
General and administration	1,589	1,130	5,111	3,995
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	3,299	3,089	10,428	8,965
Amortization of intangible assets (3)	1,445	2,796	5,742	8,554
Frontline purchased technology and intangible assets (4)	1,242	-	3,105	-
Special charges (5)	1,578	5,993	8,052	15,890
Other expense, net (6)	-	170	271	851
Interest expense (7)	753	698	2,571	1,697
Non-GAAP income tax effects (8)	(4,133)	13,391	(2,188)	18,849
Total of non-GAAP adjustments	9,091	31,846	44,572	75,782
Non-GAAP net income	$24,348	$4,812	$22,557	$14,526

GAAP weighted average shares (diluted)	112,139	97,854	106,942	95,636
Non-GAAP adjustment	-	2,042	2,239	656
Non-GAAP weighted average shares (diluted)	112,139	99,896	109,181	96,292

GAAP net income (loss) per share (diluted)	$0.14	$(0.28)	$(0.21)	$(0.64)
Non-GAAP adjustments detailed above	0.08	0.33	0.42	0.79
Non-GAAP net income per share (diluted)	$0.22	$0.05	$0.21	$0.15

(1)	Equity plan-related compensation expense.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)	Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.
(4)	Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor Graphics acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (2) and (3) above.
(5)	Three months ended October 31, 2010: Special charges consist of (i) $1,191 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $734 related to the abandonment of excess leased facility space, (iii) $(513) in acquisition costs, (iv) $83 in advisory fees, and (v) $83 in other adjustments.
Three months ended October 31, 2009: Special charges consist of (i) $3,369 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $1,231 in acquisition costs, (iii) $1,175 in advisory fees, (iv) $159 related to the abandonment of excess leased facility space, and (v) $59 related to a casualty loss.
Nine months ended October 31, 2010: Special charges consist of (i) $4,640 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,824 related to the abandonment of excess leased facility space, (iv) $(566) related to a casualty loss, (v) $(93) in acquisition costs , and (vi) $164 in other costs.
Nine months ended October 31, 2009: Special charges consist of (i) $8,996 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $3,525 in advisory fees, (iii) $1,769 in acquisition costs, (iv) $983 related to the abandonment of excess leased facility space, (v) $566 related to a casualty loss, and (vi) $51 in other costs.
(6)	Three months ended October 31, 2009: Loss of $170 on investment accounted for under the equity method of accounting.
Nine months ended October 31, 2010: Loss of $271 on investment accounted for under the equity method of accounting.
Nine months ended October 31, 2009: Other income (expense), net consists of: (i) equity losses of $738 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method of accounting.
(7)	Three months ended October 31, 2010: $753 in amortization of original issuance debt discount and bond premiums, net.
Three months ended October 31, 2009: $698 in amortization of original issuance debt discount.
Nine months ended October 31, 2010: $2,226 in amortization of original issuance debt discount and bond premiums, net and $345 in premium on partial redemption of the $110.0M convertible debt.
Nine months ended October 31, 2009: $2,051 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.
(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP gross margin	$199,975	$161,727	$507,100	$476,126
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	221	349	671	1,318
Amortization of purchased technology	3,299	3,089	10,428	8,965
Non-GAAP gross margin	$203,495	$165,165	$518,199	$486,409

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP gross margin as a percent of total revenues	84%	85%	83%	84%
Non-GAAP adjustments detailed above	1%	2%	2%	2%
Non-GAAP gross margin as a percent of total revenues	85%	87%	85%	86%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP operating expenses	$179,334	$168,995	$511,944	$501,037
Reconciling items to non-GAAP operating expenses
Amortization of Frontline purchased technology and other identified intangible assets	(1,242)	-	(3,105)	-
Equity plan-related compensation	(4,686)	(5,360)	(15,920)	(19,658)
Amortization of other identified intangible assets	(1,445)	(2,796)	(5,742)	(8,554)
Special charges	(1,578)	(5,993)	(8,052)	(15,890)
Non-GAAP operating expenses	$170,383	$154,846	$479,125	$456,935

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP operating income (loss)	$20,641	$(7,268)	$(4,844)	$(24,911)
Reconciling items to non-GAAP operating income
Amortization of Frontline purchased technology and other identified intangible assets	1,242	-	3,105	-
Equity plan-related compensation	4,907	5,709	16,591	20,976
Amortization of purchased intangible assets:
Cost of revenues	3,299	3,089	10,428	8,965
Amortization of intangible assets	1,445	2,796	5,742	8,554
Special Charges	1,578	5,993	8,052	15,890
Non-GAAP operating income	$33,112	$10,319	$39,074	$29,474

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP operating income (loss) as a percent of total revenues	9%	-4%	-1%	-4%
Non-GAAP adjustments detailed above	5%	9%	7%	9%
Non-GAAP operating income as a percent of total revenues	14%	5%	6%	5%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
GAAP other expense, net and interest expense	$(4,530)	$(5,389)	$(14,739)	$(14,521)
Reconciling items to non-GAAP other income (expense), net
and interest expense
Equity in losses of unconsolidated entities	-	170	271	738
Impairment of cost method investment	-	-	-	113
Amortization of debt discount and retirement costs	753	698	2,571	1,697
Non-GAAP other expense, net and interest expense	$(3,777)	$(4,521)	$(11,897)	$(11,973)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2010	2010

Assets
Current assets:
Cash, cash equivalents, and short-term investments	$64,290	$99,343
Trade accounts receivable, net	103,533	110,839
Term receivables, short-term	196,801	178,911
Prepaid expenses and other	38,942	29,629
Deferred income taxes	11,321	11,891

Total current assets	414,887	430,613
Property, plant, and equipment, net	138,689	121,795
Term receivables, long-term	144,725	164,898
Goodwill and intangible assets, net	527,135	484,342
Other assets	48,958	21,393

Total assets	$1,274,394	$1,223,041

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$11,669	$37,874
Current portion of notes payable	2,000	32,272
Accounts payable	17,364	9,985
Income taxes payable	8,316	3,971
Accrued payroll and related liabilities	71,284	77,008
Accrued liabilities	37,330	44,122
Deferred revenue	139,282	153,965

Total current liabilities	287,245	359,197
Long-term notes payable	207,078	156,075
Deferred revenue, long-term	9,370	9,534
Other long-term liabilities	61,425	58,218
Total liabilities	565,118	583,024

Stockholders' equity:
Common stock	749,211	662,595
Accumulated deficit	(70,757)	(48,742)
Accumulated other comprehensive income	30,822	26,164
Total stockholders' equity	709,276	640,017

Total liabilities and stockholders' equity	$1,274,394	$1,223,041

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
Operating activities
Net income (loss)	$15,257	$(27,034)	$(22,015)	$(61,256)
Depreciation and amortization (1)	13,596	14,452	43,173	45,252
Other adjustments to reconcile:
Operating cash	(2,562)	519	11,239	15,633
Changes in working capital	(33,991)	25,804	(25,302)	33,325

Net cash provided by (used in) operating activities	(7,700)	13,741	7,095	32,954

Investing activities
Net cash used in investing activities	(21,586)	(3,824)	(50,972)	(19,901)

Financing activities
Net cash provided by (used in) financing activities	2,555	(2,673)	6,876	(22,776)

Effect of exchange rate changes on cash and cash equivalents	1,702	1,330	1,948	732

Net change in cash and cash equivalents	(25,029)	8,574	(35,053)	(8,991)
Cash and cash equivalents at beginning of period	89,316	76,077	99,340	93,642

Cash and cash equivalents at end of period	$64,287	$84,651	$64,287	$84,651

(1) Depreciation and amortization includes a write-off of note issuance costs in the amount of $132 for the nine months ended October 31, 2010 and $26 for the nine months ended October 31, 2009.

Other data:
Capital expenditures	$18,281	$6,983	$36,769	$17,951
Days sales outstanding	113	115

	MENTOR GRAPHICS CORPORATION
	UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
	(Rounded to nearest 5%)

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Product Group Bookings (a)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	20%	20%	20%	20%	20%	20%	20%	15%	20%	25%	15%	20%
IC Design to Silicon	30%	35%	30%	30%	40%	40%	35%	40%	40%	40%	30%	30%	40%	35%
Scalable Verification	30%	25%	20%	25%	20%	25%	15%	20%	20%	20%	20%	20%	30%	20%
New & Emerging Products	10%	10%	25%	15%	10%	5%	20%	15%	10%	10%	20%	15%	10%	15%
Services & Other (b)	10%	10%	5%	10%	10%	10%	10%	5%	10%	15%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Product Group Revenue (b)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	25%	30%	25%	25%	20%	20%	30%	25%	25%	20%	20%	25%	20%	20%
IC Design to Silicon	35%	30%	25%	30%	45%	35%	30%	35%	35%	40%	30%	30%	35%	35%
Scalable Verification	20%	20%	30%	20%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	10%	15%	15%	10%	10%	10%	15%	10%	10%	15%	10%	10%	10%
Services & Other (b)	10%	10%	5%	10%	5%	10%	10%	5%	5%	10%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Bookings by Geography	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	45%	40%	45%	45%	40%	55%	45%	40%	45%	40%	30%	40%	35%	35%
Europe	20%	25%	20%	20%	25%	25%	15%	25%	20%	35%	35%	35%	35%	35%
Japan	15%	5%	15%	10%	25%	5%	20%	15%	15%	15%	20%	10%	5%	15%
Pac Rim	20%	30%	20%	25%	10%	15%	20%	20%	20%	10%	15%	15%	25%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Revenue by Geography	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	35%	40%	50%	40%	40%	50%	40%	40%	45%	40%	35%	40%	40%	40%
Europe	25%	25%	25%	25%	20%	30%	25%	30%	25%	30%	30%	35%	35%	30%
Japan	20%	10%	10%	15%	20%	5%	15%	15%	15%	20%	20%	10%	10%	15%
Pac Rim	20%	25%	15%	20%	20%	15%	20%	15%	15%	10%	15%	15%	15%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Bookings by Business Model (c)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	40%	30%	15%	25%	15%	25%	20%	10%	15%	20%	20%	20%	10%	15%
Ratable	20%	15%	5%	15%	15%	15%	15%	15%	15%	25%	20%	15%	10%	15%
Up Front	40%	55%	80%	60%	70%	60%	65%	75%	70%	55%	60%	65%	80%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2011				Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Revenue by Business Model (c)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	25%	25%	25%	15%	25%	15%	10%	15%	20%	20%	20%	10%	15%
Ratable	25%	15%	10%	15%	10%	15%	15%	10%	15%	20%	20%	20%	10%	15%
Up Front	55%	60%	65%	60%	75%	60%	70%	80%	70%	60%	60%	60%	80%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.
(b) Product Group Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP loss per share for the periods shown below:

	Q4 FY11	FY11
Diluted GAAP net income per share	$0.40	$0.19
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	$0.03	0.17
Amortization of other identified intangible assets (2)	$0.01	0.07
Equity plan-related compensation (3)	$0.05	0.20
Special charges (4)	$0.00	0.07
Other expense, net and interest expense (5)	$0.01	0.03
Non-GAAP income tax effects (6)	($0.04)	(0.06)
Non-GAAP net income per share	$0.46	$0.67

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Q4 FY11 and Full Year FY11 assumes no additional acquisitions.
(2)	Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q4 FY11 and Full Year FY11 assumes no additional acquisitions.
(3)	Excludes equity plan-related compensation expense.
(4)	Excludes special charges consisting primarily of costs incurred for facility closures, employee rebalances (which includes severance benefits, notice pay and outplacement services), advisory legal fees, and acquisition costs. The guidance for Q4 FY11 and Full Year FY11 assumes no additional special charges.
(5)	Reflects amortization of original issuance debt discount and bond premium, net, equity in losses of unconsolidated entities, and a premium on the partial redemption of convertible debt. The guidance for Q4 FY11 and Full Year FY11 assumes no additional equity in losses of unconsolidated entities or premium on the partial redemption of convertible debt.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

CONTACT:
Mentor Graphics Corporation
Ry Schwark
Media Contact
503.685.1660
ry_schwark@mentor.com
or
Joe Reinhart
Investor Contact
503.685.1462
joe_reinhart@mentor.com